EXHIBIT 99.35

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST APPROACHES $500 MILLION MARK
WITH AGREEMENT TO ACQUIRE NINE-HOTEL PORTFOLIO

Transaction Highlights:

•	Purchase price of $62 million, comprised of $59 million in cash and $3 million in OP units

•	Acquired at trailing twelve-month un-leveraged EBITDA yield of 12.6%, NOI cap rate of 11.3%, and EBITDA multiple of 7.9x

•	Comprised of Hilton and Marriott-branded limited service hotels in the Midwest

•	Direct hotel portfolio to increase to 32 assets totaling 4,441 rooms

•	Total capital invested and committed to invest exceeds $480 million

DALLAS — (August 4, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has agreed to acquire a nine-property, 972-room portfolio from Dunn Hospitality Group for $62 million total consideration. The purchase price includes $59 million in cash and $3 million in operating partnership units. The operating partnership units will be issued at the greater of $9.00 or the average closing price of the Company’s common shares for the week preceding the third business day before closing.

The purchase price equates to a 7.9x trailing twelve-month EBITDA multiple, an un-leveraged EBITDA yield of 12.6% and a trailing twelve-month net operating income capitalization rate of 11.3%. The properties have combined annual gross revenues of approximately $20,100,000. The acquisition is expected to close in August 2004.

The portfolio consists of the following Hilton and Marriott branded hotels in the Midwest: Courtyard by Marriott (3), Fairfield Inn by Marriott (2), Hampton Inn (3) and a Residence Inn by Marriott. The average age of the portfolio is 6.7 years. Ashford will invest up to an additional $7.2 million for brand PIP requirements, which are expected to be completed within 12 months of closing. Dunn Hospitality Group will continue to operate the nine properties under three-year performance based management agreements at a fee of 4% of gross revenues.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “With this transaction, we have not only approached an important milestone of $500 million in total investments but we have also secured a diversified portfolio at a very attractive initial yield. These hotels share important traits — strong brands, positive RevPAR and occupancy trends, and excellent positioning within their markets. With the completion of this acquisition, roughly 85% of our investments will be in hotel property ownership and 15% in mezzanine loans. Of the direct hotels, 57% of the invested capital is in predominately upscale/upper-upscale full service hotels. Select service comprises 33% and extended stay comprises 10%. This composition is consistent with our philosophy of diversifying our investment portfolio by capital structure position, service level, brand and geographic location.”

14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

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AHT to Acquire Nine-Hotel Portfolio

August 4, 2004

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the transaction will close in August 2004, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as Net Income before interest, taxes, depreciation and amortization. EBITDA yield is defined as one (1) divided by the EBITDA multiple. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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